Exhibit 10.1

$1,500,000,000

CREDIT AGREEMENT

Dated as of May 21, 2007,

among

SPECTRA ENERGY CAPITAL, LLC,

as Borrower,

THE INITIAL LENDERS AND ISSUING BANKS NAMED HEREIN,

as Initial Lenders and Issuing Banks,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A.,

AND BARCLAYS BANK PLC,

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.,

JPMORGAN SECURITIES INC.

and

BARCLAYS CAPITAL,

THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC

as Co-Lead Arrangers

i

ii

Schedules

Schedule 1.01	-	Existing Letters of Credit

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Issuance
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Opinion of General Counsel of the Borrower
Exhibit E-2	-	Form of Opinion of Special Counsel for the Borrower

iii

CREDIT AGREEMENT

Dated as of May 21, 2007

SPECTRA ENERGY CAPITAL, LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, the Issuing Banks (as hereinafter defined), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 7.06, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Agreement” has the meaning specified in Section 2.05(d)(i).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person (the “specified Person”) (a) any Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (b) any Person (other than the specified Person or a Subsidiary of the specified Person) that is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, Affiliate means an Affiliate of the Borrower.

“Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Agent’s Account” means the account of the Agent maintained by the Agent at JPMorgan Chase Bank, N.A. with its office at Houston, Texas, ABA/Routing No. 021-000-021, Account No. 9008113381H0348, Attention: Regina M. Harmon, or such other account of the Agent as the Agent shall designate in writing to the Borrower in accordance with Section 8.02.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Algonquin” means Algonquin Gas Transmission, LLC, a Delaware limited liability company.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, with respect to a Eurodollar Rate Advance, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Applicable Margin
Public Debt Rating S&P/Moody’s Public Debt Rating S&P/Moody’s	Utilization is ≤ 50%	Utilization is > 50%
Level 1 ≥ A by S&P or ≥ A2 by Moody’s	0.14%	0.19%
Level 2 ≥ A- by S&P or ≥ A3 by Moody’s	0.19%	0.24%
Level 3 ≥ BBB+ by S&P or ≥ Baa1 by Moody’s	0.23%	0.28%
Level 4 ≥ BBB by S&P or ≥ Baa2 by Moody’s	0.31%	0.36%
Level 5 ≥ BBB- by S&P or ≥ Baa3 by Moody’s	0.435%	0.485%
Level 6 < BBB- by S&P and < Baa3 by Moody’s	0.60%	0.65%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 ≥ A by S&P or ≥ A2 by Moody’s	0.06%
Level 2 ≥ A- by S&P or ≥ A3 by Moody’s	0.06%
Level 3 ≥ BBB+ by S&P or ≥ Baa1 by Moody’s	0.07%
Level 4 ≥ BBB by S&P or ≥ Baa2 by Moody’s	0.09%
Level 5 ≥ BBB- by S&P or ≥ Baa3 by Moody’s	0.115%
Level 6 < BBB- by S&P and < Baa3 by Moody’s	0.15%

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Officer” means the president, a vice president, the treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in substantially the form of Exhibit D hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the Prime Rate for such day; and

(b) 1/2 of one percent per annum above the Federal Funds Rate for such day.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to remain closed and, if the applicable Business Day relates to any Eurodollar Rate Advances, any day on which commercial banks are open for dealings in deposits denominated in dollars in the London interbank market.

“Cash Collateralize” has the meaning specified in Section 2.03(h).

“Commitment” has the meaning specified in Section 2.01.

“Commitment Increase” has the meaning specified in Section 2.05(d)(i).

“Consenting Lender” has the meaning specified in Section 2.05(e).

“Consolidated Capitalization” means, at any date, the sum of (a) Consolidated Indebtedness, (b) consolidated members equity as would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, (c) the aggregate liquidation preference of preferred member or other similar preferred or priority Equity Securities (other than preferred member or other similar preferred or priority Equity Securities subject to mandatory redemption or repurchase) of the Borrower and its Restricted Subsidiaries upon involuntary liquidation, (d) without duplication of the amount, if any, of Hybrid Securities included in Consolidated Indebtedness by virtue of the proviso in the definition of such term, the aggregate outstanding amount of all Hybrid Securities of the Borrower and its Restricted Subsidiaries and (e) minority interests as would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP plus, without duplication, all Indebtedness described in clause (e) of the definition thereof; provided, that solely for purposes of this definition Hybrid Securities shall constitute Indebtedness only to the extent, if any, that the amount thereof that appears on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries exceeds 15% of Consolidated Capitalization.

“Consolidated Net Tangible Assets” means, as of any date, Consolidated Tangible Assets at such date minus all consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date, the consolidated assets of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, and after deducting therefrom (a) the net book value of all assets that would be classified as intangibles under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof) and (b) any prepaid expenses, deferred charges and unamortized debt discount and expense, each such item determined in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Declining Lender” has the meaning specified in Section 2.05(e).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, (a) the rate appearing on Page 3750 of the Telerate Service Company (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of the Telerate Service Company, as may be nominated by the British Bankers’ Association for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, divided by (b) one minus the Eurodollar Rate Reserve Percentage. In the event that the rate described in clause (a) of the preceding sentence is not so available at such time for any reason, then the rate for purposes of clause (a) of the preceding sentence for such Interest Period shall be the rate per annum at which deposits in dollars are offered to the Agent in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Advance of the Agent (in its capacity as a Lender) to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If the Agent does not furnish a timely rate quotation for purposes of the immediately preceding sentence, the provisions of Section 2.07(a) shall apply.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess” has the meaning specified in Section 2.09(b).

“Existing Letter of Credit Issuers” means JPMorgan and Wachovia Bank, National Association.

“Existing Letters of Credit” means the letters of credit issued by the Existing Letter of Credit Issuers before the date hereof and listed on Schedule 1.01 attached hereto.

“Existing Termination Date” has the meaning specified in Section 2.05(e).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles in the United States of America.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower or any Restricted Subsidiary of the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Restricted Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Restricted Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.

“Increase Effective Date” has the meaning specified in Section 2.05(d)(ii).

“Increasing Lender” has the meaning specified in Section 2.05(d)(i).

“Indebtedness” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (d) all indebtedness under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) the face amount of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letter of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person, (f) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all direct guarantees of Indebtedness referred to above of another Person, (h) all amounts payable in connection with Hybrid Securities or mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority Equity

Securities, and (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 8.13(a).

“Information Memorandum” means the Confidential Information Memorandum, dated April 2007, relating to the Borrower and the transactions contemplated by this Agreement.

“Initial Advances” has the meaning specified in Section 2.05(d)(ii).

“Initial Issuing Banks” means the banks listed on the signature pages hereof as the Initial Issuing Banks.

“Initial Lenders” has the meaning set forth in the introductory paragraph of this Agreement.

“Initial MLP Asset Transfer” means one or more MLP Asset Transfers of (a) the assets constituting the Initial MLP Business or (b) all or a portion of the Equity Securities in one or more Restricted Subsidiaries that hold the Initial MLP Business, in each case made in connection with the initial public offering of Equity Securities of the MLP, provided that no previous MLP Asset Transfer has occurred except those described above.

“Initial MLP Business” means the Borrower’s and its Restricted Subsidiaries’ interests in the East Tennessee interstate natural gas transportation system, the Gulfstream interstate natural gas transportation system and the Market Hub natural gas storage facilities to be transferred to the MLP and certain MLP Subsidiaries and described under the caption “Our Asset Portfolio” in the MLP’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2007, as such Registration Statement may from time to time be amended in a filing submitted to the Securities and Exchange Commission and publicly available before the Effective Date.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, if deposits of a corresponding maturity are generally available in the London interbank market, such other periods), as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Grade Status” exists as to any Person at any date if all non-credit enhanced, long-term senior unsecured debt securities of such Person outstanding at such date that had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be.

“Issuing Banks” means each Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Agent and the Borrower so long as each such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.

“JPMorgan” has the meaning set forth in the introductory paragraph of this Agreement.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c).

“Letter of Credit” means a letter of credit issued or to be issued hereunder by any Issuing Bank and each Existing Letter of Credit.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(b).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on the signature pages hereof under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into any Assignment and Acceptance or otherwise modified its Letter of Credit Commitment in accordance with the definition of “Issuing Bank,” set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced or increased at or prior to such time by written agreement among such Issuing Bank, the Agent and the Borrower.

“Letter of Credit Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, for any Lender at any time, such Lender’s Pro Rata Share of the sum of (a) all outstanding Letter of Credit Disbursements that have not been reimbursed by the Borrower at such time and (b) the aggregate amount then available for drawing under all Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the legality, validity or enforceability of this Agreement or any Note.

“Material Plan” has the meaning specified in Section 6.01(i).

“Material Restricted Subsidiary” means at any time any Restricted Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means at any time any Subsidiary that is a significant subsidiary (as such term is defined on the Effective Date in Regulation S-X of the Securities and Exchange Commission (17 CFR 210.1-02(w)), but treating all references therein as references to the Borrower.

“MLP” means Spectra Energy Partners LP, a Delaware limited partnership.

“MLP Asset Transfer” means any contribution or other disposition of property or assets (including Equity Securities of any Person) by the Borrower or any Restricted Subsidiary to the MLP or one or more MLP Subsidiaries.

“MLP GP” means either or both of the sole general partner of the MLP and the general partner of the general partner of the MLP.

“MLP Subsidiary” means a Subsidiary of the MLP including, without limitation, Spectra Energy Operating LP, a Delaware limited partnership.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 8.01, and that has been consented to by the Required Lenders.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(b).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Parent” means Spectra Energy Corp., a Delaware corporation.

“Participant” has the meaning specified in Section 8.07(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted MLP Asset Transfer” means:

(a) the Initial MLP Asset Transfer; and

(b) any other MLP Asset Transfer, provided that all such other MLP Asset Transfers, taken in the aggregate and not individually, are on terms and conditions reasonably fair in all material respects to the Borrower and its Restricted Subsidiaries in the good faith judgment of the Borrower.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (a) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prime Rate” means the rate of interest publicly announced by JPMorgan in New York City from time to time as its prime rate. Each change in the Prime Rate shall be effective from and including the day such change is publicly announced.

“Pro Rata Share” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for all non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating, provided, that if the rating differential is more than one notch, the Applicable Margin and the Applicable Percentage will be based upon a rating of one notch higher than the lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means at any time Lenders having at least 50.1% of the sum of the then aggregate unpaid principal amount of the Advances plus the aggregate Letter of Credit Exposures at such time.

“Restricted Subsidiary” means all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Subsequent Borrowings” has the meaning specified in Section 2.05(d)(ii).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” has the meaning specified in Section 2.15(a).

“Termination Date” means the earlier of May 21, 2012 (as such date may be extended pursuant to Section 2.05) and the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Texas Eastern” means Texas Eastern Transmission, LP, a Delaware limited partnership.

“Type” has the meaning specified in the definition of Advance.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.

“Unreimbursed Amount” has the meaning specified in Section 2.03(e).

“Unrestricted Subsidiary” means (a) the MLP, the MLP GP and all MLP Subsidiaries (it being understood and agreed that each of the foregoing is hereby designated an Unrestricted Subsidiary for purposes of this Agreement), provided that each of the foregoing satisfies the requirements of clauses (ii) (except the requirement for the delivery by the Borrower of an officer’s certificate), (iii), (iv), (v) and (vi) of Section 5.13, (b) any other Subsidiary designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof and (c) any Subsidiary of an Unrestricted Subsidiary; provided, that neither Texas Eastern nor Algonquin may be an Unrestricted Subsidiary.

“Utilization” means, on any date, the sum of the aggregate Advances and aggregate Letter of Credit Exposures on such date, expressed as a percentage of the aggregate Commitments, after giving effect, if one or more Borrowings are being made at such time, to any substantially concurrent application of the proceeds of such Borrowings to repay one or more other Borrowings.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to be applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Restricted Subsidiaries delivered to the Lenders any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

SECTION 1.04. Terms Generally. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any statute or regulatory provision shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulatory provision.

SECTION 1.05. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

REVOLVING CREDIT ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Commitment” or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced or increased pursuant to Section 2.05 (such Lender’s “Commitment”), minus such Lender’s Letter of Credit Exposure. Each Borrowing shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances.

(a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice by the Borrower of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed by the Borrower immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Certain Limitations. Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.13, and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than five separate Borrowings.

(c) Indemnity for Failure to Satisfy Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (other than loss of anticipated profits), cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Agent’s Right to Reimbursement with Interest. Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such Pro Rata Share available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Agent to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of a default hereunder by such Lender.

(e) Each Lender Individually Responsible. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of, and Drawings and Reimbursement Under, Letters of Credit.

(a) Existing Letters of Credit. On the Effective Date, without further action by any party hereto, each Existing Letter of Credit Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from each Existing Letter of Credit Issuer, a participation in each Existing Letter of Credit issued by such Existing Letter of Credit Issuer, equal to such Lender’s Pro Rata Share of the Letter of Credit Exposure with respect to each Existing Letter of Credit. Such participations shall be on all the same terms and conditions as participations granted under Section 2.03(d) in all other Letters of Credit issued or to be issued hereunder.

(b) Request for Issuance. Letters of Credit may be issued hereunder in an amount that does not at the time of the issuance of such Letter of Credit exceed the aggregate Commitments minus the sum of the aggregate outstanding Advances and Letter of Credit Exposures of the Lenders at such time, provided that no Issuing Bank shall be required at any time to issue a Letter of Credit that would result in the aggregate Letter of Credit Exposure in respect of Letters of Credit issued by it to exceed such Issuing Bank’s Letter of Credit Commitment. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Agent prompt notice thereof. Each such notice by the Borrower of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed by the Borrower immediately in writing in substantially the form of Exhibit C attached hereto, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) face amount of such Letter of Credit (which must be in dollars), (iii) expiration date of such Letter of Credit (which may not be more than one year after the Termination Date; provided that the Borrower shall Cash Collateralize in accordance with Section 2.03(h) any Letter of Credit that has an expiration date on or after the Termination Date; provided, further, that no Letter of Credit may expire after the date that is five Business Days prior to an Existing Termination Date in respect of any Declining Lenders under Section 2.05(e) if, after giving effect to the issuance of such Letter of Credit, the aggregate Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Existing Termination Date would be less than the Letter of Credit Exposure following such Existing Maturity Date), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). Upon receipt of a Notice of Issuance, the Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s Letter of Credit Exposure in respect of such Letter of Credit. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(c) Issuing Bank Reports. Unless otherwise agreed by the Agent, each Issuing Bank shall report in writing to the Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any Letter of Credit Disbursement, the date and amount of such Letter of Credit Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse a Letter of Credit Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such Letter of Credit Disbursement and (iv) on any other Business Day, such other information as the Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(d) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(b), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in the amount for each Lender equal to such Lender’s Pro Rata Share of the amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstances whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e) Drawings Under Letters of Credit; Reimbursement; Interim Interest. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit without presentment, demand, protest or other formalities of any kind. If the Borrower fails to make such reimbursement payment when due, the Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the Unreimbursed Amount, in the same manner as provided in Section 2.02 with respect to Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this Section 2.03(e), the Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.03(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.03(e) to reimburse the Issuing Bank for any Letter of Credit Disbursement shall not constitute an Advance and shall not relieve the Borrower of its obligation to reimburse the Issuing Bank for such Letter of Credit Disbursement. All such amounts paid by the Issuing Bank (whether or not their Pro Rata Shares of such amounts have been paid to the Issuing Bank by the Lenders as provided above) and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate for such day plus, if such amount remains unpaid for more than three Business Days, 1%.

(f) Obligations Unconditional. The obligations of the Borrower under Section 2.03(e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) the use that may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(ii) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the determination by the Issuing Bank to make such payment shall not have been the result of its willful misconduct or gross negligence; or

(v) any other act or omission to act or delay of any kind by any Lender (including the Issuing Bank), the Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this clause (v), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

None of the Agent, the Lenders or the Issuing Bank, or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this Section 2.03(g) shall, upon entering into a Letter of Credit Agreement with the Borrower, be deemed to be an “Issuing Bank” (in addition to being a Lender) hereunder.

(h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the

Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with aggregate Letter of Credit Exposure representing greater than 50% of the aggregate Letter of Credit Exposure) demanding the deposit of cash collateral pursuant to this Section 2.03(h), the Borrower shall deposit (“Cash Collateralize”) in an account with the Agent, in the name of the Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the aggregate Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 6.01(e). Not later than five Business Days prior to the Termination Date, the Borrower shall also deposit cash collateral in an account with the Agent, in the name of the Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the aggregate Letter of Credit Exposure with respect to Letters of Credit with an expiration date after the Termination Date. Each such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the aggregate Letter of Credit Exposures at such time or, if the maturity of the Advances has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposures representing greater than 50% of the aggregate Letter of Credit Exposures), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.04. Fees.

(a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender, and from the later of the Effective Date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2007, and on the Termination Date.

(b) Letter of Credit Fees, Etc.

(i) The Borrower shall pay to the Agent for the account of each Lender (including each Issuing Bank) a fee, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2007, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Letter of Credit Exposure during such quarter at the Applicable Margin for Eurodollar Rate Advances. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.

(ii) The Borrower shall pay to each Issuing Bank, for its own account a fronting fee on the Letters of Credit issued by such Issuing Bank at the rate of 0.125% per annum or such other rate as may be agreed by the Borrower and such Issuing Bank.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination, Reduction, Increase and Extension of Commitments.

(a) Termination Date. Unless previously terminated, the Commitments and the Letter of Credit Commitments shall terminate on the Termination Date.

(b) Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is at least $10,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Advances in accordance with Section 2.10, the sum of the aggregate Letter of Credit Exposures and the aggregate Advances would exceed the aggregate Commitments.

(c) Notice of Termination or Reduction. The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under Section 2.05(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.05(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably (based upon their Pro Rata Shares) among the Lenders in accordance with their respective Commitments.

(d) Aggregate Commitment Increases.

(i) The Borrower may on one or more occasions, by written notice to the Agent, executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section 2.05(d) being called an “Increasing Lender”), which may include any Lender, cause new Commitments in increments of no less than $100,000,000 to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender (which shall not be less than $10,000,000) set forth in such notice; provided that any Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided, further, that (i) at no time shall the aggregate amount of Commitments, including Commitment Increases effected pursuant to this Section 2.05(d), exceed $2,000,000,000 less the aggregate amount of all prior Commitment reductions effected pursuant to Section 2.05(b), (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent and each Issuing Bank (which approval shall not be unreasonably withheld or delayed) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Agent a duly executed accession agreement in a form satisfactory to the Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this Section 2.05(d); provided that the other conditions set forth in this Section 2.05(d) have been satisfied. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) the Commitments shall be deemed to have been amended to reflect the Commitment of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section 2.05(d) in the Commitment of a Lender already a party hereto, the Commitments shall be deemed to have been amended to reflect the increased Commitment of such Lender.

(ii) On the effective date of any Commitment Increase pursuant to this Section 2.05(d) (the “Increase Effective Date”), (A) the aggregate principal amount of the Advances outstanding (the “Initial Advances”) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Advances and of the Types and for the Interest Periods specified in a Notice of Borrowing delivered to the Agent in accordance with Section 2.02(a), (C) each Lender shall pay to the Agent in same day funds an amount equal to the difference, if positive, between (x) such Lender’s Pro Rata Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (y) such Lender’s Pro Rata Share (calculated without giving effect to the Commitment Increase) of the Initial Advances, (D) after the Agent receives the funds specified in clause (C) above, the Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s Pro Rata Share (calculated without giving effect to the Commitment Increase) of the Initial Advances and (2) such Lender’s Pro Rata Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Increasing Lender and each other Lender shall be deemed to hold its Advances of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) the Borrower shall pay each Increasing Lender and each other Lender any and all accrued but unpaid interest on the Initial Advances. The deemed payments made pursuant to clause (A) above in respect of each Eurodollar Rate Advance shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.11 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(iii) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) shall become effective under this Section 2.05(d) unless, on the date of such increase, the conditions set forth in clauses (a) and (b) of Section 3.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such increase and without giving effect to the first parenthetical in Section 3.02(a)) and the Agent shall have received a certificate to that effect dated such date and executed by the Chief Financial Officer or the Treasurer of the Borrower.

(e) Extension of Termination Date. The Borrower may, by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders) not less than 45 days prior to any anniversary of the date hereof, request that the Lenders extend the Termination Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Borrower and the Agent given not later than the 20th day after the date of the Agent’s receipt of the Borrower’s extension request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Termination Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Termination Date theretofore in effect. The decision to agree or withhold agreement to any Termination Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Termination Date in effect as to such Lender prior to giving effect to any such extension (such Termination Date being called the “Existing Termination Date”). The principal amount of any outstanding Advances made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Termination Date, and on the Existing Termination Date the Borrower shall also make such other prepayments of its Borrowings as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the aggregate Advances and the aggregate Letter of Credit Exposures shall not exceed the aggregate Commitments. If, after making the prepayments pursuant to the immediately preceding sentence the sum of the aggregate Advances and the aggregate Letter of Credit Exposures exceed the aggregate Commitments, then the Borrower shall immediately deposit cash collateral in an account with the Agent, in the name of the Agent and for the benefit of the Lenders and the Issuing Banks (such deposit to be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement in accordance with Section 2.03(h)), in an amount such that, after giving effect to such cash collateralization and the termination of the Commitments of, and all payments to, Declining Lenders pursuant to the preceding sentence, the sum of the aggregate Advances and the aggregate Letter of Credit Exposures not cash collateralized in accordance with this sentence shall not exceed the aggregate Commitments. Notwithstanding the foregoing provisions of this Section 2.05(e), the Borrower shall have the right, pursuant to Section 2.18(b), at any time prior to the Existing Termination Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a request for the extension of the Termination Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Termination Date pursuant to this Section 2.05(e) shall become effective unless (i) on the anniversary of the date hereof that immediately follows the date on which the Borrower delivers the applicable request for extension of the Termination Date, the conditions set forth in clauses (a) and (b) of Section 3.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such extension and without giving effect to the first parenthetical in Section 3.02(a)) and the Agent shall have received a certificate to that effect dated such date and executed by the Chief Financial Officer or the Treasurer of the Borrower.

SECTION 2.06. Interest on Advances.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Any overdue principal of or overdue interest on any Advances or reimbursement obligation in respect of a drawing honored under a Letter of Credit shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin for such day plus the Eurodollar Rate applicable in the case of an Advance at the date such payment was due with respect thereto and (ii) the Base Rate for such day.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.08 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Agent shall give notice to the Borrower and Lender of the applicable Interest Period and the applicable interest rate determined by the Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.07. Interest Rate Determination.

(a) Eurodollar Rate Inadequate. If, with respect to any Eurodollar Rate Advances, Lenders having at least 66-2/3% of the sum of the aggregate unpaid principal amount of the Advances at such time plus the aggregate Letter of Credit Exposures at such time notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(b) Failure of Borrower to Select Interest Period. If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c) Minimum Eurodollar Rate Advance. On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(d) Conversion Due to Event of Default. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion for Conversions into Eurodollar Rate Advances and on the date of the proposed Conversion for conversions into Base Rate Advances and subject to the provisions of Sections 2.07 and 2.13, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01, and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Eurodollar Rate Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Mandatory Payments and Prepayments of Advances.

(a) Termination Date. On the Termination Date, the Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate principal amount of all Advances then outstanding, together with accrued interest thereon to the date of payment.

(b) Outstandings in Excess of Commitments. At any time that the aggregate principal amount of Advances outstanding plus the aggregate Letter of Credit Exposures exceeds the aggregate Commitments (an “Excess”), the Borrower shall immediately prepay to the Agent for the ratable account of the Lenders, in whole or in part, a principal amount of Advances comprising part of the same Borrowing(s) selected by the Borrower that will eliminate the Excess, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.11.

SECTION 2.10. Optional Prepayments of Advances. The Borrower may, upon at least two Business Days’ notice (in the case of Eurodollar Rate Advances) or upon notice (in the case of Base Rate Advances) given on the date of such prepayment, in each case received not later than 11:00 A.M. (New York City time) on such date to the Agent stating the proposed date and aggregate principal amount of the prepayment, which notice shall be irrevocable, and if such notice is given the Borrower shall, prepay for the ratable account of the Lenders, in whole or in part, the outstanding principal amount of the Advances comprising part of the same Borrowing(s), together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, that a notice of prepayment of all outstanding Advances may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied; provided further, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.11.

SECTION 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Eurodollar Rate Advance or any Eurodollar Rate Advance is Converted to a Base Rate Advance or continued as a Eurodollar Rate Advance for a new Interest Period (pursuant to Article II or VI or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails (for a reason other than the failure of a Lender to make a Loan) to borrow, prepay (except as otherwise permitted hereunder), Convert or continue any Eurodollar Rate Advance after notice has been given to any Lender in accordance with Section 2.02(a), 2.08 or 2.10 or pursuant to the terms of the definition of “Interest Period,” the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Advance), including (without limitation) any actual loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of anticipated profits and margin for the period after any such payment or Conversion or failure to borrow, prepay, Convert or continue; provided that such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.12. Increased Costs.

(a) General. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of issuing or participating in any Letter of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of any taxes described in Section 2.15(a)(i) or (ii)), in each case occurring after the date on which such Lender becomes a Lender hereunder, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost provided that no such amount shall be payable with respect to any period commencing more than 180 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender determines that due to any change in or in the interpretation of any law or regulation regarding capital adequacy or any guideline or request from any central bank or other governmental authority regarding capital adequacy (whether or not having the force of law), in each case occurring after the date on which such Lender becomes a Lender hereunder, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder provided that no such amount shall be payable with respect to any period commencing more than 180 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance of such Lender will automatically, upon such demand, Convert into a Base Rate Advance, and (b) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.14. Payments and Computations.

(a) General Provisions. The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 PM (New York City time) on the day when due in dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably, based upon the Lenders’ respective Pro Rata Shares (other than amounts payable pursuant to Section 2.02(c), 2.05(d), 2.11, 2.12, 2.15 or 8.04(b)), to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor thereunder for amounts that have accrued to but excluding the effective date of such assignment, and to the Lender assignee for amounts that have accrued from and after the effective date of such assignment.

(b) Basis of Calculation. All computations of facility fees and interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and Letter of Credit fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payments Due on Non-Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause (i) any payment to be made after the Termination Date or (ii) payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Agent Entitled to Assume Payments Made. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e) Order of Application. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed Letter of Credit Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Advances and unreimbursed Letter of Credit Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letter of Credit Disbursements then due to such parties.

(f) Application of Funds to Lender’s Obligations. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.03(d), 2.03(e), 2.05(d) or 2.14(e), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15. Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) taxes imposed on (or measured by) its overall net income, net profits or net worth, and franchise or similar taxes, by the United States of America or by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is otherwise doing business, or any political subdivision thereof and, in the case of each Lender, taxes imposed on (or measured by) its overall net income, net profits or net worth, and franchise or similar taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (including, without limitation, any withholding of taxes described in this Section 2.15(a)(i) that is treated under applicable law as a prepayment of taxes), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Person is located, (iii) any taxes imposed as a result of such Person’s willful misconduct, and (iv) any interest, penalties or additions to tax imposed on any taxes described in Sections 2.15(a)(i), (ii) or (iii) (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities with respect thereto not excluded under Section 2.15(a)(i), (ii), (iii) or (iv) in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount, without duplication, of Taxes or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties and interest) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor and provides appropriate computational and, to the extent available, documentary support.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment pursuant to Section 2.15(c) to the extent that such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 2.15(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) Each Lender and Agent that is a United States Person, as defined in Section 7701(a)(30) of the Internal Revenue Code (other than persons that are corporations or otherwise exempt from United States backup withholding tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to each of the Borrower and the Agent (as applicable) two original properly completed and duly executed United States Internal Revenue Service Forms W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder.

(g) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e) or (f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under Section 2.15(e) or (f)), such Lender shall not be entitled to increased payments or indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request (at the sole expense of such Lender) to assist the Lender to recover such Taxes (it being understood, however, that the Borrower shall have no liability to such Lender in respect of such Taxes).

(h) If any Lender or the Agent shall become entitled to claim or receive a refund or tax benefit (including a foreign tax credit) with respect to any Tax or Other Tax for which the Borrower has made a payment under Sections 2.15(a), (b), or (c), such Agent or Lender shall promptly pay to such Borrower an amount equal to such refund or tax benefit actually received, net of all out-of-pocket expenses of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant taxation authority with respect to such refund); provided that such Borrower, upon the request of such Agent or Lender, as the case may be, agrees to repay the amount paid over to the Borrower to such Agent or Lender in the event the Agent or Lender is required to repay such refund to such taxation authority.

Nothing contained in this Section 2.15 shall require any Lender or the Agent to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or funded participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Advances and participations in Letter of Credit Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances and participations in Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and participations in Letter of Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.16 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Notes. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances or Letter of Credit Disbursements hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lender. If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender defaults in its obligation to fund Advances hereunder, (iv) any Lender becomes a Non-Consenting Lender or (v) any Lender becomes a Declining Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Agent (and, if a Commitment is being assigned, each Issuing Bank), which consent, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Advances and funded participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments, (D) in the case of any such assignment resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective and (E) in the case of any such assignment resulting from the status of such Lender as a Declining Lender, the assignee of such Declining Lender is a Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied.

(a) (i) The Credit Agreement, dated as of November 28, 2006, among the Borrower, the banks listed therein, and Citibank, N.A., as administrative agent, and (ii) the Three-Year Credit Agreement, dated as of June 30, 2004, as amended, among the Borrower, the banks listed therein, and JPMorgan, as administrative agent, shall have been terminated, all amounts outstanding thereunder shall have been paid, and all letters of credit issued (other than Existing Letters of Credit) thereunder shall have been terminated or collateralized by cash to the satisfaction to the issuers of such letters of credit.

(b) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent of telegraphic, telecopy, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(ii) the Notes to the order of the Lenders, respectively, requesting same;

(iii) (A) an opinion of the General Counsel of the Borrower, substantially in the form of Exhibit E-1 hereto, and (B) an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel for the Borrower, substantially in the form of Exhibit E-2 hereto;

(iv) certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes;

(v) a certificate signed by the Chief Financial Officer or the Treasurer of the Borrower, dated the Effective Date, to the effects set forth in clauses (a) and (b) of Section 3.02;

(vi) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder; and

(vii) all documents the Agent may have reasonably requested prior to the date hereof relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto.

(c) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder.

(d) The Lenders shall have received, to the extent requested, all documentation and other information reasonably requested by the Lenders or the Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 3.02. Conditions Precedent to Each Borrowing and Letter of Credit Issuance or Extension. The obligation of each Lender to make an Advance on the occasion of each Borrowing, and the obligation of each Issuing Bank to issue or to extend the expiry date of a Letter of Credit, shall be subject to the conditions precedent that the Effective Date shall have occurred or shall occur simultaneously with such Borrowing, issuance or extension and on the date of such Borrowing or Letter of Credit issuance or extension the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance, and the acceptance by the Borrower of the proceeds of any such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, or such issuance or extension of a Letter of Credit, such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in Section 4.01(d)(iii), Section 4.01(f) and Section 4.01(g) [in the case of Section 4.01(g), with the exception to apply solely with respect to Environmental Laws], each of which shall be made only on and as of the Effective Date) are correct on and as of the Effective Date and are correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects) on the date of such Borrowing or Letter of Credit issuance or extension, before and after giving effect to such Borrowing and the application of the proceeds thereof or to such Letter of Credit issuance or extension, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date); and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance or extension of such Letter of Credit, that constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. The Borrower represents and warrants that:

(a) Organization and Power. The Borrower is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.

(b) Company and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or limited liability company agreement of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Restricted Subsidiaries.

(c) Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and by general principles of equity.

(d) Financial Information.

(i) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche LLP, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2007, and the related unaudited consolidated statements of income and cash flows for the three months then ended, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such three-month period, subject to normal year-end adjustments and the absence of footnotes.

(iii) There has been no Material Adverse Change since December 31, 2006.

(e) Regulation U. The Borrower and its Restricted Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing or any Letter of Credit will be used, whether directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any such case that would cause a violation of such Regulation U. Not more than 25% of the value of the assets of the Borrower and its Restricted Subsidiaries is represented by margin stock.

(f) Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2006, there is no action, suit or proceeding (including, without limitation, any Environmental Action) pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official that would be likely to be decided adversely to Borrower or such Subsidiary and, as a result, have a Material Adverse Effect.

(g) Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

(h) Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary except (i) where nonpayment or failure to file would not have a Material Adverse Effect or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Material Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(i) Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(j) Disclosure. Neither the Information Memorandum (including the information incorporated therein by reference) nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(k) Unrestricted Subsidiaries. As of the Effective Date, the only Unrestricted Subsidiaries are the MLP, the MLP GP and all MLP Subsidiaries.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Information. The Borrower will deliver to the Agent:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with the requirements of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended March 31, 2007, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrowers’ fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, application of GAAP and consistency by an Approved Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.12 on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d) within five days after any officer of the Borrower with responsibility relating thereto obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of an Approved Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) that the Borrower shall have filed with the Securities and Exchange Commission;

(f) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(g) from time to time such additional information regarding the financial position or business of the Borrower and its Restricted Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered on the date on which such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s IntraLinks site at intralinks.com or at another website identified in a notice provided to the Lenders and accessible by the Lenders without charge.

SECTION 5.02. Payment of Taxes. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment or failure to file would not have a Material Adverse Effect or (ii) the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Material Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Maintenance of Property; Insurance.

(a) The Borrower will keep, and will cause each Material Restricted Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Borrower will, and will cause each of its Material Restricted Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name)

with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by the Borrower or any such Material Restricted Subsidiary shall not be deemed a violation of this covenant to the extent that such self-insurance is consistent with reasonable and prudent business practice; and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04. Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Restricted Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit (i) any transaction permitted by Section 5.09 or (ii) the termination of any right, privilege or franchise of the Borrower or any Material Restricted Subsidiary or of the corporate or other legal existence of any Material Restricted Subsidiary or the change in form of organization of the Borrower or any Material Restricted Subsidiary if the Borrower in good faith determines that such termination or change is in the best interest of the Borrower, is not materially disadvantageous to the Lenders and, in the case of a change in the form of organization of the Borrower, the Agent has consented thereto (such consent not to be unreasonably withheld or delayed).

SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) noncompliance would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.06. Books and Records. The Borrower will keep, and will cause each Material Restricted Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and will permit, and will cause each Material Restricted Subsidiary to permit, representatives of any Lender at such Lender’s expense (accompanied by a representative of the Borrower, if the Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired provided that such visits shall not occur more than one time per year unless an Event of Default has occurred and is continuing.

SECTION 5.07. Maintenance of Ownership of Certain Subsidiaries. The Borrower will maintain ownership of all common Equity Securities of Texas Eastern and Algonquin, directly or indirectly through wholly-owned Restricted Subsidiaries, free and clear of all Liens; provided that Texas Eastern and Algonquin may merge or consolidate with or into the Borrower or another wholly-owned Restricted Subsidiary.

SECTION 5.08. Negative Pledge. The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement granted by the Borrower or any Restricted Subsidiary and securing Indebtedness outstanding on the date of this Agreement;

(b) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Restricted Subsidiary and not created in contemplation of such event;

(c) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary and not created in contemplation of such acquisition;

(d) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 365 days after the acquisition thereof;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 5.08; provided that the principal amount of such Indebtedness is not increased and is not secured by any additional assets;

(f) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings that are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(h) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(i) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(j) Liens with respect to judgments and attachments that do not result in an Event of Default;

(k) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(l) other Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of business of the Borrower or such Restricted Subsidiary that (i) do not secure Indebtedness, (ii) do not secure obligations in an aggregate amount exceeding $100,000,000 at any time at which Investment Grade Status does not exist as to the Borrower and (iii) do not in the aggregate materially detract from the value of the assets of the Borrower or such Restricted Subsidiary or materially impair the use thereof in the operation of its business;

(m) Liens required pursuant to the terms of this Agreement; and

(n) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing obligations in an aggregate principal or face amount at any date not to exceed 15% of Consolidated Net Tangible Assets.

SECTION 5.09. Consolidations, Mergers and Sales of Assets.

(a) The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any Person; provided that the Borrower may merge with another Person if the Borrower is the entity surviving such merger (except in the case of a merger of the Borrower with the Parent, in which case the Parent may be the surviving entity) and, after giving effect thereto, no Event of Default or Default shall have occurred and be continuing.

(b) The Borrower will not permit any of its Restricted Subsidiaries to consolidate or merge with any other Person (except with the Borrower or another Restricted Subsidiary, but subject to the provisions of Sections 5.07 and 5.09(a)) or sell all or substantially all of their respective assets (except to the Borrower or another Restricted Subsidiary, subject to the provisions of Section 5.07, or except as a Permitted MLP Asset Transfer) if, after giving effect thereto, (i) any Event of Default or Default shall have occurred and be continuing or (ii) such consolidation, merger or sale of assets, taken as a whole together with all other consolidations, mergers and sales of assets by the Borrower and its Restricted Subsidiaries since the Effective Date, shall result in the disposition by the Borrower and its Restricted Subsidiaries of assets in an amount that would constitute all or substantially all of the consolidated assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recently completed fiscal quarter.

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) sell any of the Equity Interests of Texas Eastern or Algonquin to any Person that is not a Restricted Subsidiary of the Borrower or (ii) sell all or substantially all of the assets of Texas Eastern or Algonquin.

SECTION 5.10. Use of Proceeds. The proceeds of the Advances made under this Agreement will be used by the Borrower for its general company purposes, including liquidity support for outstanding commercial paper and acquisitions. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 5.11. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate (other than the Borrower or a Restricted Subsidiary) unless such transaction is on terms and conditions reasonably fair to the Borrower or such Restricted Subsidiary in the good faith judgment of the Borrower; provided that the foregoing provisions of this Section 5.11 shall not prohibit the Borrower and each Restricted Subsidiary from (i) declaring or making any lawful distribution so long as, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result therefrom, (ii) issuing and maintaining letters of credit, guaranties and sureties as contingent obligations on behalf of Affiliates, (iii) making any Permitted MLP Asset Transfer, (iv) the payment of funds and making of capital contributions, loans and other transfers of money to Affiliates or to other Persons on behalf of such Affiliates, including payments made under letters of credit, guaranties and surety bonds issued and maintained on behalf of Affiliates, provided that the aggregate amount for all such payments and transfers referred to in this clause (iv) does not exceed $500,000,000 at any time outstanding (calculated at such time after giving effect to any repayments to the Borrower by, or on behalf of, such Affiliates for any such payment of funds and making of capital contributions, loans and other transfers of money) or (v) any transaction permitted by Section 5.09(a) or by either of the parenthetical provisions in Section 5.09(b).

SECTION 5.12. Indebtedness/Capitalization Ratio. The Borrower will not permit the ratio of Consolidated Indebtedness to Consolidated Capitalization to exceed 65% at the end of any fiscal quarter of the Borrower.

SECTION 5.13. Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary (other than Texas Eastern and Algonquin) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default or Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with Section 5.12 (as though the effective date of such designation were the last day of a fiscal quarter of the Borrower) and, as a condition precedent to the effectiveness of such designation, the Borrower shall deliver to the Agent a certificate of its Chief Financial Officer, its Treasurer or its Controller setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary of an Unrestricted Subsidiary may be designated as a Restricted Subsidiary, (v) no Subsidiary that owns any Equity Securities or Indebtedness of, or owns or holds any Lien on, any property of the Borrower or any Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated), may be designated an Unrestricted Subsidiary, (vi) each Subsidiary to be so designated as an Unrestricted Subsidiary, and its Subsidiaries, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender or other creditor has recourse to any assets of the Borrower or any Restricted Subsidiary other than the Equity Securities in such Unrestricted Subsidiary and its Subsidiaries, and (vii) no primary operating Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter automatically cease to be an Unrestricted Subsidiary and shall constitute a Restricted Subsidiary for all purposes of this Agreement, and (among other things) any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance or any reimbursement for Letter of Credit Disbursements when the same becomes due and payable, or (ii) the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.04, 5.08, 5.09, 5.12 or the second sentence of Section 5.10, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent at the request of any Lender; or

(d) (i) the Borrower or any of its Material Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $175,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Borrower or such Material Restricted Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e) the Borrower or any of its Material Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) judgments or orders for the payment of money in excess of $175,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) the Parent shall cease to own, directly or indirectly, all of the issued and outstanding Equity Securities of the Borrower; (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Parent (or other Equity Securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Parent; or (iii) during any period of up to 12 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 12-month period (together with any successors appointed or nominated by such directors in the ordinary course) were directors of the Parent shall cease for any reason to constitute a majority of the board of directors of the Parent; or

(h) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

then, and in every such event (other than an event with respect to the Borrower described in Section 6.01(e)), and at any time thereafter during the continuance of such event, the Agent may with the consent of Lenders having at least 66-2/3% of the sum of the aggregate unpaid principal amount of the Advances at such time plus the aggregate Letter of Credit Exposures at such time, and at the request of such Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) exercise their rights and remedies under Section 2.03(h), and (iii) declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of Default is continuing), and thereupon the principal of the Advances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 6.01(e), the Commitments shall automatically terminate and the principal of the Advances then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the remedies set forth above, the Agent may exercise any other remedies provided by applicable law.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01), and (c) except as expressly set forth in this Agreement, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the

Subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender. The Agent agrees to promptly forward to each Lender all information delivered to the Agent pursuant to Section 5.01, and the Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. JPMorgan and Affiliates. With respect to its Commitment, the Advances made by it, the Note issued to it and any Letter of Credit issued by it, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity. JPMorgan and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Affiliates and any Person who may do business with or own Equity Securities of the Borrower or any such Affiliate, all as if JPMorgan were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Affiliates to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent and each Issuing Bank (in each case to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or such Issuing Bank under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s or such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and each Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent or such Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or such Issuing Bank is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Issuing Bank, any Lender or a third party.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, (i) the Borrower, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed) shall have the right to appoint a successor Agent or (ii) if an Event of Default shall have occurred and be continuing, then the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement provided that if such successor Agent shall have been appointed without the consent of the Borrower, such successor Agent may be replaced by the Borrower with the consent of the Required Lenders so long as no Event of Default has occurred and is continuing. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Syndication Agent, Co-Documentation Agents and Co-Lead Arrangers. The Syndication Agent, the Co-Documentation Agents and the Co-Lead Arrangers, in their respective capacities as such, shall not have any duties or obligations of any kind under this Agreement.

SECTION 7.08. Sub-Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Affiliates. The exculpatory provisions of the preceding paragraphs and the provisions of Section 8.04 shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders directly affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase or extend the Commitments of the Lenders except as provided in Section 2.05(d) or (e), (c) reduce the principal of, or interest on, the Notes, any Advance, any Letter of Credit Disbursement or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, or the required date of reimbursement of any Letter of Credit Disbursement, or any fees or other amounts payable hereunder except as provided in Section 2.05(e), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or change the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) amend this Section 8.01, or (g) modify Section 2.16; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Bank under this Agreement.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 5400 Westheimer Court, Houston, Texas 77056-5310, fax number 713-989-1717, Attention: Chip Fichtner; if to any Initial Lender or Initial Issuing Bank, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 712 Main Street, 12th Floor, Houston, Texas 77002-3223, fax number 713-216-1081, Attention: Robert Traband; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or their written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 8.03. No Waiver: Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses.

(a) The Borrower agrees to pay, within 15 days after demand therefor, all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable fees and out-of-pocket expenses of counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and out-of-pocket expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Issuing Bank and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, penalties, losses, liabilities and expenses (including, without limitation, reasonable fees and out-of-pocket expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, and except to the extent such claim, damage or loss consists of Taxes excluded under clause (i), (ii), (iii) or (iv) of Section 2.15(a). The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any Issuing Bank, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any Letter of Credit, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.12, 2.14, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations.

(a) Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it) with (and only with and subject to) the prior written consent of the Agent and each Issuing Bank (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed); provided, however, that any Lender may, without the consent of the Borrower, at any time assign to another Lender, an Approved Fund or an Affiliate of such assignor Lender all or a portion of its rights and obligations under this Agreement; and provided, further, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.12, 2.14, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for any surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No Commitment, Advance or Note shall be transferred by any Lender unless such transfer is entered in the Register.

(e) Each Lender may, with the consent (unless an Event of Default then exists) of the Borrower (which shall not be unreasonably withheld or delayed), sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement

(including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that any Lender may, without the consent of the Borrower, at any time sell participations to another Lender, an Approved Fund or an Affiliate of such transferor Lender; and provided, further, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or, except as provided in Section 2.05(e), postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower and its Affiliates furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) No assignee, Participant or other transferee of any Lender’s rights (including any Applicable Lending Office other than such Lender’s initial Applicable Lending Office) shall be entitled to receive any greater payment under Section 2.12, 2.15 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 2.18 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 8.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note (if any) shall be construed in accordance with and governed by the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.09. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.11. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 8.12. Headings. Article, Section and other headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Confidentiality.

(a) The Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any governmental authority, (iii) to the extent required by applicable laws or regulations, (iv) to the extent required by any subpoena or similar legal process provided that the Agent or such Lender as applicable shall use reasonable efforts, consistent with its normal practices, to notify the Borrower if disclosure of such Information is required, to the extent it is not prohibited from doing so by any law or regulation or by such subpoena or legal process, (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 8.13, to (A) any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that such actual or prospective assignee or Participant will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that such actual or prospective counterparty will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.13 or (B) becomes available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower unless the Agent or such Lender, as applicable, shall have actual knowledge that such source was required to keep such Information confidential. For the purposes of this Section 8.13, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is either clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates or their respective securities. Accordingly, each Lender represents to the Borrower and the Agents that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPECTRA ENERGY CAPITAL, LLC

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$105,000,000	$100,000,000

JPMORGAN CHASE BANK, N.A., as the Agent, as a Lender and as an Issuing Bank

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$105,000,000	$0

CITIBANK, N.A., as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$100,000,000	$100,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Bank

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$100,000,000	$0

BANK OF AMERICA, N.A., as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$100,000,000	$0

BARCLAYS BANK PLC, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$90,000,000	$0

ABN AMRO BANK, N.V., as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$90,000,000	$0

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$90,000,000	$0

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$90,000,000	$0

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$90,000,000	$0

UBS LOAN FINANCE LLC, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$75,000,000	$0

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$75,000,000	$0

MERRILL LYNCH BANK USA, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$75,000,000	$0

MORGAN STANLEY BANK, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

THE BANK OF NOVA SCOTIA, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

CIBC INC., as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

SUNTRUST BANK, as a Lender

By:
Title:

[Signature Page to Credit Agreement]

Commitment:	Letter of Credit Commitment:
$45,000,000	$0

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:
Title:

Total Commitments:	Total Letter of Credit Commitments:
$1,500,000,000	$200,000,000

[Signature Page to Credit Agreement]

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

Issuing Bank	Letter of Credit Reference Number	Face Amount	Expiry Date
Wachovia Bank, National Association	SM222694W	$12,500,000	December 31, 2007
Wachovia Bank, National Association	SM223974W	$2,900,000	January 1, 2008
Wachovia Bank, National Association	LC968-099170	$500,000	March 31, 2008

EXHIBIT A – FORM OF

PROMISSORY NOTE

PROMISSORY NOTE

$	Dated: , 200__

FOR VALUE RECEIVED, the undersigned, SPECTRA ENERGY CAPITAL, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of [                    ] or its registered assignees (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of $[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of May 21, 2007, among the Borrower, the Lender and certain other lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Agent, at the Agent’s Account, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto that is part of this Promissory Note; provided that the failure to make a notation of any such Advance or payment made on this Promissory Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance by the Lender being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.

As provided in the Credit Agreement, the Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising our of or relating to the Credit Agreement, this Promissory Note or the transactions contemplated thereby.

Exhibit A-1

The terms of this Promissory Note are subject to amendment only in the manner provided in the Credit Agreement. The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees and out-of-pocket expenses, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Promissory Note. The Borrower and any endorsers of this Promissory Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SPECTRA ENERGY CAPITAL, LLC

By:
Title:

Exhibit A-2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A-3

EXHIBIT B – FORM OF

NOTICE OF BORROWING

NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Attention:

Ladies and Gentlemen:

The undersigned, Spectra Energy Capital, LLC, refers to the Credit Agreement, dated as of May 21, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and JPMorgan Chase Bank, N.A. as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 200__.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $                    .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is          month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement 1[(except the representations set forth in Section 4.01(d)(iii), Section 4.01(f) and Section 4.01(g) {in the case of Section 4.01(g), with the exception to apply solely with respect to Environmental Laws})] are correct 2[in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects)], before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date); and

[1]	Insert bracketed text for borrowings after the initial funding.

[2]	Insert bracketed text for borrowings after the initial funding.

Exhibit B-1

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

Very truly yours,

SPECTRA ENERGY CAPITAL, LLC

By:
Title:

Exhibit B-2

EXHIBIT C – FORM OF

NOTICE OF ISSUANCE

NOTICE OF ISSUANCE

To:	JPMorgan Chase Bank, as Agent
, as Issuing Bank

From:	Spectra Energy Capital, LLC

Date:

Re:	Credit Agreement dated as of May 21, 2007 (as amended or modified from time to time, the “Credit Agreement”) among Spectra Energy Capital, LLC (the “Borrower”), the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Agent

The Borrower hereby gives notice pursuant to Section 2.03(b) of the Credit Agreement that the Borrower requests the above-named Issuing Bank to issue on or before                      (which is a Business Day) a Letter of Credit containing the terms attached hereto as Schedule I (the “Requested Letter of Credit”).

The Requested Letter of Credit will be subject to [UCP 500] [ISP98].

The Borrower hereby represents and warrants to the Issuing Bank, the Agent and the Lenders that:

(a)	immediately after the issuance of the Requested Letter of Credit, the sum of the aggregate outstanding Advances and Letter of Credit Exposures will not exceed the aggregate amount of the Commitments;

(b)	immediately after the issuance of the Requested Letter of Credit, the aggregate Letter of Credit Exposure of the above-named Issuing Bank in respect of Letters of Credit issued by it will not exceed such Issuing Bank’s Letter of Credit Commitment;

(c)	immediately after the issuance of the Requested Letter of Credit, no Default or Event of Default shall have occurred and be continuing; and

(d)

the representations and warranties contained in Section 4.01 of the Credit Agreement [3][(except the representations set forth in Section 4.01(d)(iii), Section 4.01(f) and Section 4.01(g) ({in the case of Section 4.01(g), with the exception to apply solely with respect to Environmental Laws})] shall be true [4][in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like

[3]	Insert bracketed text for Letters of Credit issued after the Effective Date.

[4]	Insert bracketed text for Letters of Credit issued after the Effective Date.

Exhibit C-3

qualification, which shall be correct in all respects)] on and as of the date of issuance of the Requested Letter of Credit (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date).

The Borrower hereby authorizes the Issuing Bank to issue the Requested Letter of Credit with such variations from the above terms as the Issuing Bank may, in its discretion, determine are necessary and are not materially inconsistent with this Notice of Issuance. The opening of the Requested Letter of Credit and the Borrower’s responsibilities with respect thereto are subject to [UCP 500] [ISP98] as indicated above and the terms and conditions set forth in the Credit Agreement.

Terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

Very truly yours,

SPECTRA ENERGY CAPITAL, LLC

By:
Title:

Exhibit C-4

EXHIBIT D – FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	_________________________

2.	Assignee:	_________________________
[and is an Affiliate of [identify Lender]]

3.	Borrower:	Spectra Energy Capital, LLC

4.	Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of May 21, among Spectra Energy Capital, LLC, a Delaware limited liability company, JPMorgan Chase Bank, N.A., as Agent and the other Lenders party thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment[1]
Revolving Facility	$	$	%

7.	Assignee’s Domestic Lending Office:

8.	Assignee’s Eurodollar Lending Office:

9.	Assignee’s Letter of Credit Commitment:

Effective Date:                              , 20         [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

ASSIGNOR

[NAME OF ASSIGNOR],

by
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],

by
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Agent,

by
Name:
Title:

Consented to:

[NAME OF EACH ISSUING BANK]

by
Name:
Title:

[Consented to:][2]

SPECTRA ENERGY CAPITAL, LLC

by
Name:
Title:

[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Standard Terms And Conditions For

Assignment And Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

Schedule 1 to Assignment and Acceptance - 4

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Schedule 1 to Assignment and Acceptance - 5

EXHIBIT E-1 - FORM OF

OPINION OF GENERAL COUNSEL OF

THE BORROWER

May 21, 2007

To the Lenders, the Issuing Banks and the Administrative Agent

    Referred to Below

c/o JPMorgan Chase Bank, N.A.,

    as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

I am the General Counsel of Spectra Energy Corp, the parent company of Spectra Energy Capital LLC (the “Borrower”), and have acted as its counsel in connection with the Credit Agreement (the “Credit Agreement”), dated as of May 21, 2007, among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Wachovia Bank, National Association, Bank of America, N.A. and Barclays Bank PLC, as Co-Documentation Agents. Capitalized terms defined in the Credit Agreement are used herein as therein defined. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.

In such capacity, I or attorneys under my direct supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, company records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that:

1. The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and any Notes are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or limited liability company agreement of the Borrower or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or, to my knowledge, result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

3. The Credit Agreement and any Notes executed and delivered as of the date hereof have been duly executed and delivered by the Borrower.

4. Except as disclosed in the Borrower’s quarterly report on Form 10-Q for the period ended March 31, 2007, to my knowledge (but without independent investigation), there is no action, suit or proceeding pending or threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, which would be likely to be decided adversely to the Borrower or such Subsidiary and, as a result, to have a material adverse effect upon the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or any Notes.

The phrase “to my knowledge”, as used in the foregoing opinion, refers to my actual knowledge without any independent investigation as to any such matters.

I am a member of the Bar of the State of Colorado and do not express any opinion herein concerning any law other than the law of the State of Colorado, the Limited Liability Company Act of the State of Delaware and the federal law of the United States of America.

This opinion is rendered to you in connection with the above-referenced matter and may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other Person, firm or corporation without my prior written consent, except for Skadden, Arps, Slate, Meagher and Flom, LLP, provided, that each assignee of any Lender that hereafter becomes a “Lender” under the Credit Agreement pursuant to Section 8.07 thereof may rely on this opinion with the same effect as if it had been addressed to such assignee on the date hereof. My opinions expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes of applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions expressed herein.

Very truly yours,

William S. Garner, Jr.

EXHIBIT E-2 - FORM OF

OPINION OF SPECIAL COUNSEL FOR

THE BORROWER

                    May [21], 2007

JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

and the Lenders and Issuing Banks listed on Schedule I attached hereto

Re:	Spectra Energy Capital, LLC

Ladies and Gentlemen:

We have acted as special counsel to Spectra Energy Capital, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation, execution and delivery of and the initial borrowing under the Credit Agreement, dated the date hereof (the “Credit Agreement”), between the Company and JPMorgan Chase Bank, N.A., as agent for the financial institutions (the “Lenders”) party to the Credit Agreement (in such capacity, the “Agent”) and certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Section 3.01(b)(iii)(B) of the Credit Agreement.

In our examination we have assumed the genuineness of all signatures, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the Credit Agreement;

(b) the Notes (as defined in the Credit Agreement);

(c) the certificate of [name], [title] of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Company’s Certificate”); and

(d) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We express no opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York and (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board).

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The Credit Agreement [and the Notes] shall hereinafter be referred to collectively as the “Transaction Agreements.” “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York and the Applicable Laws of the United States of America. “Applicable Orders” means those orders or decrees of governmental authorities identified on Schedule I to the Company’s Certificate.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Transaction Agreements constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms under the Applicable Laws of the State of New York and the United States of America.

2. Neither the execution, delivery or performance by the Company of the Transaction Agreements nor the compliance by the Company with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

3. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Transaction Agreements by the Company or the enforceability of any of the Transaction Agreements against the Company except those Governmental Approvals set forth in Schedule II to the Company’s Certificate.

4. Neither the execution, delivery or performance by the Company of its obligations under the Transaction Agreements nor compliance by the Company with the terms thereof will contravene any Applicable Order to which the Company is subject.

Our opinions are subject to the following assumptions and qualifications:

(a) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Company to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;

(c) we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Company to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Company to the extent expressly set forth herein);

(d) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(e) we express no opinion as to the enforceability of any section of the Credit Agreement to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;

(f) we express no opinion as to the enforceability of any section of the Credit Agreement containing releases or waivers of, or indemnities with respect to, claims;

(g) we have assumed that all conditions precedent contained in Article III of the Credit Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Agent or the satisfaction of which is otherwise in the discretion or control of the Agent or the Lenders have been, or contemporaneously with the delivery hereof will be, fully satisfied;

(h) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(i) we express no opinion with respect to any provision of the Credit Agreement to the extent it authorizes or permits any Affiliate of any Lender or the Agent or any purchaser of a participation interest to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein; and

(j) we express no opinion with respect to any section of the Credit Agreement to the extent it excuses the issuer of a letter of credit from liability to the extent such provision is unenforceable pursuant to Section 5-103 of the Uniform Commercial Code.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a) the Company is validly existing and in good standing as a limited liability company under the laws of the State of Delaware.

(b) the Company has the limited liability company power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements and the execution and delivery of each of the Transaction Agreements and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company. Each of the Transaction Agreements has been duly authorized, executed and delivered by the Company;

(c) the execution, delivery and performance of any of its obligations under the Transaction Agreements does not and will not conflict with, contravene, violate or constitute a default under (i) the Certificate of Formation or the Limited Liability Company Agreement of the Company, (ii) any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) any rule, law or regulation to which the Company is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 2 herein) or (iv) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 4 herein); and

(d) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 3 herein) is required to authorize or is required in connection with the execution, delivery or performance by the Company of any Transaction Agreement or the transactions contemplated thereby.

This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent, provided, that each assignee of any Lender that hereafter becomes a “Lender” under the Credit Agreement pursuant to Section 8.07 thereof may rely on this opinion with the same effect as if it had been addressed to such assignee on the date hereof.

Very truly yours,

Schedule I

Lenders and Issuing Banks

Citibank, N.A.

JPMorgan Chase Bank, N.A.

Wachovia Bank, National Association

Bank of America, N.A.

Barclays Bank PLC

ABN AMRO Bank, N.V.

Credit Suisse, Cayman Islands Branch

Deutsche Bank AG New York Branch

The Royal Bank of Scotland PLC

UBS Loan Finance LLC

Lehman Brothers Commercial Bank

Merrill Lynch Bank USA

Morgan Stanley Bank

The Bank of Nova Scotia

Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch

BMO Capital Markets Financing, Inc.

CIBC Inc.

KeyBank National Association

SunTrust Bank

Toronto Dominion (Texas) LLC